                                                                      EXHIBIT 12

                           TAYLOR CAPITAL GROUP, INC.

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                  PREFERRED STOCK DIVIDENDS (PRO FORMA BASIS)

                                                                        FOR THE SIX    FOR THE YEAR
                                                                        MONTHS ENDED      ENDED
                                                                          JUNE 30,     DECEMBER 31,
LINE                                                                        1996           1995
----                                                                    ------------   ------------
   1  Income before income taxes......................................    $  8,537       $ 15,512
ADD BACK FIXED CHARGES:
   2  Total interest expense(1).......................................      33,545         64,486
   3  Interest included in operating lease rental expense(2)..........         542            996
   4  Preferred stock dividend(3).....................................       2,869          5,738
                                                                          --------       --------
   5  Adjusted earnings including interest on deposits................      45,492         86,731
   6  Less: interest expense on deposits..............................      26,222         47,034
                                                                          --------       --------
   7  Adjusted earnings excluding interest on deposits................    $ 19,270       $ 39,697
                                                                          ========       ========
      Fixed charges including interest on deposits (line 2 + line 3 +
   8  line 4).........................................................    $ 36,955       $ 71,219
                                                                          ========       ========
      Fixed charges excluding interest on deposits (line 8 - line
   9  6)..............................................................    $ 10,733       $ 24,185
                                                                          ========       ========
RATIO OF EARNINGS TO FIXED CHARGES
      Including interest on deposits (line 5/line 8)..................        1.23           1.22
                                                                          ========       ========
      Excluding interest on deposits..................................        1.80           1.64
                                                                          ========       ========

---------------
(1) Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.

(2) Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.

(3) Preferred stock dividends have been computed assuming that $38,250,000 of preferred stock is issued and that the dividend rate is 9.75% per annum. The stock dividend amount has been grossed up to compute the pretax income equivalent assuming an estimated 35% tax rate.

                                COLE TAYLOR BANK

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (HISTORICAL BASIS)

                                         FOR THE SIX
                                         MONTHS ENDED
                                           JUNE 30,            FOR THE YEARS ENDED DECEMBER 31,
                                         ------------   -----------------------------------------------
LINE                                         1996        1995      1994      1993      1992      1991
----                                     ------------   -------   -------   -------   -------   -------
1      Income before income taxes......    $ 13,980     $25,940   $22,414   $17,659   $14,513   $11,419
ADD BACK FIXED CHARGES:
2      Total interest expense(1).......      32,492      64,366    44,118    35,147    43,572    56,384
3      Interest included in operating
       lease rental expense(2).........         542         996     1,067       965     1,365     1,536
4      Preferred stock dividend(3).....
                                         ------------   -------   -------   -------   -------   -------
5      Adjusted earnings including
       interest on deposits............      47,014      91,302    67,599    53,771    59,450    69,339
6      Less: interest expense on
       deposits........................      26,229      47,034    32,998    27,472    36,550    47,447
                                         ------------   -------   -------   -------   -------   -------
7      Adjusted earnings excluding
       interest on deposits............    $ 20,785     $44,268   $34,601   $26,299   $22,900   $21,892
                                         ===========    =======   =======   =======   =======   =======
8      Fixed charges including interest
       on deposits (line 2 + line 3 +
       line 4).........................    $ 33,034     $65,362   $45,185   $36,112   $44,937   $57,920
                                         ===========    =======   =======   =======   =======   =======
9      Fixed charges including interest
       on deposits (line 8 - line 6)...    $  6,805     $18,328   $12,187   $ 8,640   $ 8,387   $10,473
                                         ===========    =======   =======   =======   =======   =======
RATIO OF EARNINGS TO FIXED CHARGES
       Including interest on deposits
       (line 5/line 8).................        1.42        1.40      1.50      1.49      1.32      1.20
                                         ===========    =======   =======   =======   =======   =======
       Excluding interest on
       deposits........................        3.05        2.42      2.84      3.04      2.73      2.09
                                         ===========    =======   =======   =======   =======   =======

---------------
(1) Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.

(2) Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.